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                                                                    EXHIBIT 23.6

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Alabama 4 System

     We consent to the reference to our firm under the caption "Experts" and to the use, in Amendment No. 3 to the Form S-1 Registration Statement to be filed by US Unwired Inc. on or about January 29, 1997, for the registration of 1,700,000 shares of the Company's Class A Common Stock, of our report dated December 16, 1995 relating to the financial statements of Dominion Cellular Inc. (Alabama 4 System) for the years ended September 30, 1995, and 1994.


/s/ ELLIOT H. GOLDBERG, CPA, P.C.
-----------------------------------
ELLIOT H. GOLDBERG, CPA, P.C.

Rockville Centre, New York
January 29, 1997